UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 8, 2019

Spring Pharmaceutical Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-53600	30-0781441
(Commission File Number)	(IRS Employer Identification No.)

11 Quanxing Road
Sishui County, Shandong Province 273200
People's Republic of China
(Address of principal executive offices and zip code)

86-537-4268278
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 8, 2019, the State Administration for Market Regulation of China, along with 12 other government ministries and agencies, announced the launch of a nationwide100-day campaign (the “Campaign”) to crack down on irregularities in the health product market. On February 14, 2019, China's Ministry of Commerce (“MOFCOM”), which is one of the 13 government ministries and agencies in the Campaign, announced that it had suspended the approval and record-filing procedures for direct selling, and is working with applicable authorities to straighten out the market for health products. MOFCOM further announced that it will improve related laws and regulations and establish a credit-based blacklist system of direct-selling companies.

Subsequent to the announcements by MOFCOM, the local government of Sishui County, where we are located, advised the companies in the county which were engaged in direct selling marketing to cease using direct sales marketing for their products (the “Suspension”).  Although we believe that our 97% owned subsidiary, Shandong Spring Pharmaceutical Co., Ltd. ("Shandong Spring") is operating in compliance with current laws and regulations and we have not received any subpoena or investigation from any government agencies, we have ceased to distribute health care supplement products and acer truncatum seed oil products (the “Products”) through our direct selling channel. We have not been advised by the government when any new regulations will be implemented or how we may be affected. While the 100-day period has ended, no proposed regulations have yet been announced.

All of our sales of Huolyuan capsules, and approximately 5.40% of our sales of seed oil products are not affected by the Suspension.  During the nine months ended December 31, 2018, sales of Huoliyuan capsules and acer truncatum seed oil products through traditional sales channel accounted for $21,951,689 and $812,060, respectively, of our total revenue of $59,068,360. During the nine months ended December 31, 2018, our sales of the Products through our direct selling channel accounted for approximately $36,304,611 (61.46%) of our total revenue. Accordingly, our operations will be materially and adversely affected by the Suspension.

In response to the Suspension, we are (1) implementing other sales channels to distribute the Products, including but not limited to selling Products through our website and online WeChat stores; (2) promoting the Products in supermarkets, chain stores, and pharmacies through the Company’s sales force; and (3) applying for a license as a certified pharmaceutical sales company to become eligible to distribute various medicines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Spring Pharmaceutical Group, Inc.

Dated: May 2, 2019	By: /s/Tinghe Yan
Tinghe Yan
Chief Executive Officer